Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to us under the heading "Other Information-- Independent Accountants" in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A for the Phoenix-Engemann Funds.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
November 19, 1997


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                       Consent of Independent Accountants

To the Board of Trustees and Shareholders of Phoenix-Engemann Funds:

We consent to the incorporation by reference in Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of The Phoenix-Engemann Funds (formerly Pasadena Investment Trust) (File Nos. 33-1922 and 811-4506) of our report dated February 14, 1997 on our audit of the financial statements and financial highlights of the Phoenix-Engemann Growth Fund (formerly The Pasadena Growth Fund), the Phoenix-Engemann Nifty Fifty Fund (formerly The Pasadena Nifty Fifty Fund), the Phoenix-Engemann Balanced Return Fund (formerly The Pasadena Balanced Return Fund), the Phoenix-Engemann Global Growth Fund (formerly The Pasadena Global Growth Fund) and the Phoenix-Engemann Small & Mid-Cap Growth Fund (formerly The Pasadena Small & Mid-Cap Growth Fund) which report is included in the Annual Report to Shareholders for the year ended December 31, 1996 which is incorporated by reference in the Registration Statement. We also consent to the references of our Firm under the captions "Financial Highlights" in the Prospectus and "Other Information - Independent Accountants" in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A.

/s/ Coopers & Lybrand L.L.P.

Los Angeles, California
November 19, 1997